Exhibit 12


                              SILGAN HOLDINGS INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)


The following table sets forth Silgan Holdings Inc.'s computation of its ratio of earnings to fixed charges for the periods presented:


                                                               Three Months Ended           Six Months Ended
                                                               ------------------           ----------------
                                                             June 30,      June 30,      June 30,      June 30,
                                                               2005          2004          2005          2004
                                                               ----          ----          ----          ----
                                                                           (Dollars in thousands)

Earnings before fixed charges:

       Income before income taxes ...................        $24,827       $30,147       $46,161       $48,469

       Interest and other debt expense ..............         24,668        15,083        36,950        30,305

       Interest portion of rental expense ...........            257           180           506           378
                                                             -------       -------       -------       -------

       Earnings before fixed charges ................        $49,752       $45,410       $83,617       $79,152
                                                             =======       =======       =======       =======

Fixed charges:

       Interest and other debt expense ..............        $24,668       $15,083       $36,950       $30,305

       Interest portion of rental expense ...........            257           180           506           378

       Capitalized interest .........................            285            98           571           201
                                                             -------       -------       -------       -------

       Total fixed charges ..........................        $25,210       $15,361       $38,027       $30,884
                                                             =======       =======       =======       =======

Ratio of earnings to fixed charges ..................           1.97          2.96          2.20          2.56
